Exhibit 99.2

[Hultquist Capital Letterhead]

October 11, 2005

The Board of Directors of
Trikon Technologies, Inc.
Ringland Way, Newport
South Wales, NP18 2TA

To the Members of the Board of Directors:

We hereby consent to being named in and to the inclusion of a summary of the financial analyses that we presented to the Board of Directors of Trikon Technologies, Inc. (“Trikon”) in connection with the proposed consolidation by merger of Trikon and Aviza Technology, Inc. (“Aviza”) in New Athletics, Inc.’s Registration Statement on Form S-4, as amended, relating to the proposed merger transaction between Aviza and Trikon, and to being named in and to such summary being included in such Proxy Statement/Prospectus.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulation of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

HULTQUIST CAPITAL, LLC

By	/s/ Gary Hultquist

Gary Hultquist

Managing Member